                              SETTLEMENT AGREEMENT
                              --------------------

         This Settlement Agreement (hereinafter the "Agreement"), is hereby executed on this 26th day of January, 2005, by and between VSUS Technologies,
Inc., a Delaware corporation ("VSUS") having its principal executive offices at
444 Madison Avenue, 24th floor, New York, NY 10022, c/o Great Court Capital, and
Amiram Ofir, an individual residing in Israel ("Amiram") who, prior to today, was the founder and Chief Executive Officer of VSUS.

         WHEREAS, Amiram and the preferred stockholders of VSUS have various claims and disputes arising out of certain company transactions, as well as a strong difference of opinion on the future course of business of VSUS;

         WHEREAS, in settlement of that dispute, the parties have agreed to the various stock sales, debt repayments, property allocations and other terms and conditions set forth below;

         NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, the parties, intending to be legally bound, hereby covenant and agree as follows:

1. Amiram's Stock and Options. (a) Sale of Stock. Amiram hereby agrees to sell, transfer and assign all of his right, title and interest in all VSUS capital stock (but not options) which he owns, of record or beneficially (including, without limitation, stock owned jointly with his wife Hannah Ofir, and stock held by Ofir Holdings) (collectively, the "Ofir Stock") to whichever purchaser is selected by Mr. Ivan Berkowitz, the representative of the holders of Series A
Convertible Preferred Stock of VSUS (the "Series A Preferred"), in exchange for the sum of One Hundred Seventy Thousand U.S. Dollars ($170,000.00), in
immediately available funds, which shall be wired on the date hereof to the client funds' account of Burns & Levinson, LLP of Boston, Massachusetts on behalf of Amiram. Amiram, Hannah Ofir and Ofir Holdings are executing, simultaneously herewith, stock transfer powers (and any other necessary documents) sufficient to transfer the Ofir Stock, the share certificates of which are currently held by the law firm of Bondy & Schloss in New York, N.Y.
pursuant to the terms of Pledge Agreements to which Amiram, Hannah Ofir and Ofir
Holdings are parties. VSUS assumes all responsibility for obtaining such various releases and waivers as may be necessary to render the Ofir Stock sufficiently free of restrictions to satisfy the requirements of said purchaser.

         (b) Exchange, Lockup and Registration of Options. All vested options held by Amiram for the purchase of VSUS capital stock shall be exchanged, effective as of the date hereof, for new options (the "New Amiram Options")
which shall be identical to his former options in every respect except that they shall not contain any requirement to be exercised within ninety (90) days of the termination of Amiram's employment with VSUS, but rather shall be exercisable at any time until the expiration of such options. The New Amiram Options shall be prepared by VSUS and mailed to Amiram not later than ten (10) business days following the date hereof. Amiram hereby covenants and agrees to subject the New
Amiram Options to any lockup agreement as to which the holders of the Series A
Preferred hereafter all agree for their stock to be subject, whether such lockup agreement is presented to Amiram now or hereafter. VSUS hereby covenants and agrees that any Registration Statement hereafter filed with the Securities and
Exchange Commission to register any shares underlying the Series A Preferred shall also include, upon the same terms and conditions as the registration of the Series A Preferred, all shares underlying the Amiram Options.

2. Debt Repayment. VSUS itself shall pay to Amiram, in addition to the above stock sale proceeds, the sum of Forty Thousand U.S. Dollars ($40,000.00) in
repayment of amounts which Amiram advanced to VSUS in November and December of
2004 for the payment of VSUS expenses such as employees' salaries. This amount is payable in immediately available funds, which shall be wired on the date hereof to the client funds' account of Burns & Levinson, LLP of Boston,
Massachusetts on behalf of Amiram.

3. Resignations and Releases. Amiram and his wife, Hannah Ofir, shall sign and deliver resignations from all of their corporate offices and employment (and, in the case of Amiram, as a member of VSUS's Board of Directors as well). Amiram and Hannah Ofir each are executing, simultaneously herewith, mutual releases with VSUS, including any of its subsidiaries, for all liabilities, debts, expenses, obligations etc. that either owes the other (including any affiliates thereof), except for obligations explicitly set forth in this Agreement or in the other agreements and instruments being executed together with this Agreement
(and except for any retirement or severance accounts set aside in her name pursuant to Israeli law). Without limiting the generality of the foregoing, the
Employment Agreement between Amiram and VSUS is hereby cancelled, with no obligations thereunder surviving for either party thereto. VSUS will request that Mr. Matis Cohen execute a mutual release with Amiram. Amiram and Hannah
Ofir each are also executing simultaneously herewith, mutual acceptable mutual releases with the holders of the Series A Preferred.

4. Non-Competition Commitment. Amiram hereby covenants and agrees not to compete with VSUS (or with any current or future affiliate of VSUS), directly or indirectly, with respect to the particular business of providing business economic news and current business information to subscribers via email, instant messaging, or other method of electronic distribution, from the date hereof through December 31, 2006. For the sake of clarity, and without limitation, the current business of Amiram, being the provision of special email systems and functions to businesses and other enterprises, shall not be considered competitive with that business. In addition, competitive activity on the part of any third party, not affiliated with Amiram, whose email system is hosted by a company majority owned or controlled by Amiram, but to which Amiram has not provided substantive consulting or advice with respect to proprietary information of VSUS or any affiliate of VSUS, shall not be imputed or otherwise deemed activity of Amiram for purposes hereof. Other than the aforesaid covenant, neither Amiram nor the Amiram Employees (as defined in Section 5 hereof) shall be restricted in any way from competing with VSUS or with any affiliate of VSUS, any non-competition agreement or similar agreement between them is hereby declared to be terminated, effective immediately.

5. Employee Resignations and Israeli Retirement/Severance Accounts. Amiram has
obtained the good faith commitment of the employees of VSUS whose names are listed on Exhibit A hereto (the "Amiram Employees") to resign from VSUS, effective immediately. VSUS hereby conveys, transfers and assigns to each Amiram
Employee the funds, if any set forth in that employee's account for retirement and/or severance and certain other accrued entitlements, maintained, in that employee's name, by VSUS. In addition to such accounts, there are additional sums (the "Deficit Amounts") which would be owed by SMD to the Amiram Employees if any of them were fired from VSUS as of December 31, 2004. The total Deficit
Amounts are estimated to be $44,932.00. VSUS hereby covenants and agrees that in the event that Amiram (or a company majority owned or controlled by Amiram)
terminates an Amiram Employee (including any situation, even if not literally a termination, which under Israeli law would entitle that employee to an immediate payment of some or all of the Deficit Amount for that employee) and pays such
Amiram Employee's pro rata portion (or any portion thereof) of such Deficit
Amount at any time through December 31, 2006, then VSUS, within ten (10) U.S.
business days of receipt of (a) notice from Amiram of such termination; (b)
reasonable evidence (such as a receipt from the employee) of payment thereof by
Amiram or his company; and (c) a written commitment from Amiram that he has not agreed to rehire such employee, directly or indirectly (including through any entity majority owned or controlled by Amiram) for ninety (90) days, and in fact shall not rehire such employee, directly or indirectly, for ninety (90) days, shall reimburse Amiram for such expenditure in immediately available funds.

6. Prompt Payment of Certain SMD Payables. Amiram intends to continue the business of that Israeli subsidiary of VSUS named SAF-email Development Ltd.
("SMD"), initially at least under the auspices of ViVaVu Systems, Ltd., a newly formed Israeli corporation founded by Amiram ("ViVaVu"). In order to enable
ViVaVu and Amiram to keep faith with employees and other vital suppliers to SMD,
VSUS hereby covenants and agrees to pay to the various payees thereof, subject to verification, those particular items of SMD's current payables as of December
31, 2004, totaling $20,784, as are estimated on Exhibit B hereto, on or before the earlier of (a) the Company's direct or indirect acquisition of 1stAlerts
Inc., a Delaware corporation based in Florida ("First Alerts"), or (b) any debt or equity financing of the Company closing subsequent to the date hereof (other than for sums payable hereunder).

7. Payment of Certain 2005 SMD Payables. Amiram (and/or ViVaVu) shall be solely responsible for the payment of any debts or obligations incurred by SMD from and after January 1, 2005 (other than any such arranged for by VSUS prior to that date other than in the ordinary course of business consistent with past practice, of which Amiram has not been notified in writing prior to the date hereof) through the date hereof; except for the cost of the lease of SMD's Givat
Ram facility, and except for utilities, real estate taxes and other expenses relating to the lease and occupancy of such facility); and except for the cost of vehicles leased by SMD, all of which will be paid by VSUS and not reimbursed by Amiram. In return for that commitment to pay such debts and obligations, VSUS is executing simultaneously herewith a Promissory

Note payable to Amiram in the amount of Twenty Thousand U.S. Dollars
($20,000.00), due and payable without interest on June 30, 2005.

8. Property Disposition. In furtherance of the purposes hereof, the parties hereby agree to implement, immediately upon the execution hereof, the following division of property and assets:

(a) VSUS hereby sells, transfers and assigns to ViVaVu, for no additional consideration, all right, title and interest, insofar as VSUS and SMD are concerned, SMD's Internet web site (www.safe-mail.net), and to any interest SMD or VSUS may have in sites with a similar name (e.g., www.safe-mail.com). VSUS shall have all right, title and interest, insofar as Amiram is concerned, to the
VSUS Internet web site (www.vsustech.com and www.vsus.us). VSUS hereby sells, transfers and assigns to ViVaVu the corporate name and trademark "SAF-email" and any and all similar forms thereto, and hereby covenants and agrees promptly to change SMD's corporate name (and that of SAFe-mail International, and any other subsidiaries and/or affiliates of VSUS) to a name dissimilar to "SAFe-mail."
VSUS hereby sells, transfers and assigns to ViVaVu all rights to the Israeli post office box used by SMD, and Amiram hereby covenants and agrees that he, directly or through such corporation, shall assume the obligation for any fees for the use thereof hereafter, and shall promptly forward to SMD any mail that relates to matters other than the SMD business being continued by Amiram.

(b) All computer hardware and technical equipment owned by SMD or other affiliates of VSUS and kept at the Israeli offices of SMD (or at internet service providers, third party hosting companies or similar enterprises, on behalf of VSUS or SMD) are hereby sold, transferred and assigned, for no additional consideration, to ViVaVu.

(c) All office furniture and other assets originally lent, contributed or otherwise brought to SMD by Amiram or any of the Amiram Employees shall belong to ViVaVu, and all furniture and other assets lent, contributed or otherwise brought to SMD by Mr. Matis Cohen, a former director of VSUS (exclusive of those assets described in (b) above, but inclusive of any telephone equipment contributed by Mr. Cohen) shall belong to Mr. Cohen. Likewise, any furniture or other asset brought to SMD by any other person shall belong to that person. Any office furniture or other assets not covered by the preceding two sentences shall be disposed of in a manner to be mutually decided upon by VSUS and Amiram.

(d) Unless otherwise agreed by the parties in writing, no leases (of office space, vehicles or otherwise) are being assumed by Amiram or ViVaVu, and all such leases shall remain the property and responsibility of SMD. Amiram and the
Amiram Employees shall vacate their current premises in the Givat Ram facility leased by SMD by not later than February 28, 2005, and shall cease to utilize any vehicles leased by SMD, not later than February 28, 2005. The occupancy by
Amiram and the Amiram Employees of the Givat Ram facility, and his and their use of the vehicles leased by SMD, in both cases through February 28, 2005, shall be free of charge, with the cost thereof borne by VSUS as additional consideration for the debts and

obligations assumed by Amiram pursuant to Section 7 hereof. Amiram hereby represents and warrants that such vehicles are all undamaged as of the date hereof, except for damages duly reported to the vehicle leasing company prior to
December 31, 2004, and Amiram hereby agrees to indemnify VSUS and hold VSUS harmless from any loss, cost or expense (net of any applicable insurance coverage) to VSUS or to any of its subsidiaries due to a breach of said representation and warranty and/or due to any damages to such vehicles, or to the Givat Ram facility, incurred from January 1, 2005 through February 28, 2005.

(e) All corporate records and documents (whether in paper or electronic form)
relating to the financial history to date, or to the corporate organization and governance of VSUS, SMD or SAFe-mail International Ltd. (a subsidiary of VSUS), and any other particular business records pertaining to such entities, as VSUS hereafter reasonably may request, whether located at SMD's premises or elsewhere within the control of Amiram or any Amiram Employee, are the property of VSUS and shall be boxed up and made available at SMD's offices by not later than
February 10, 2005 for retrieval by any properly designated agent of VSUS (with the exception of Mr. Matis Cohen, in order to avoid mutually unpleasant encounters). Amiram agrees to liaise with VSUS's accountants as requested, within reason, with respect to filing of VSUS's 2004 10-KSB, including the transfer of all bookkeeping and accounting information and records. However, obtaining such documents from VSUS's accountant shall not be the responsibility of Amiram, but rather of VSUS; for which, if necessary, Amiram promptly shall provide his written consent.

9. Mutual Representations and Warranties. The parties hereto each represent and warrant to the other that they are not subject to any agreement, judgment or decree which would prohibit or be violated by the execution or delivery of this
Agreement or by the performance by a party of its obligations hereunder, and that they have obtained any and all consents, waivers or other documents necessary for them to comply fully with their responsibilities and obligations hereunder. In addition, Amiram hereby represents and warrants that he did not knowingly authorize the issuance of any options or other securities of VSUS (or any of its subsidiaries) from and after October 1, 2004 through the date hereof;
and that he did not commit VSUS, SMD and/or Safe-Mail International Ltd. to any expenditures or obligations from and after October 1, 2004 outside the ordinary course of business; and Amiram hereby agrees that, in any action based exclusively upon a breach of one of the two foregoing representations and warranties of Amiram, VSUS shall be entitled, if successful, to recover its reasonable attorneys' fees and other costs of collection.

10. Miscellaneous. (a) This Agreement contains the entire understanding of the parties with respect to the subject matter hereof, and supersedes any and all written and oral agreements and understandings with respect to the subject matter hereof. This Agreement shall not be construed as creating an agency, partnership, franchise, joint venture or other relationship between the parties other than one of independent contractors. Neither party has the right to bind the other, to act as agent for or with the other, or to conduct business in the other's name or for the other's account. Neither party shall contract obligations in the name of, or on behalf of, the other, nor make any representation, guaranty or warranty with respect to the other's personnel or services except as

authorized in writing by such other party in advance. This agreement shall be binding upon the parties and their respective successors and assigns, but any such assignment shall not relieve a party hereto from responsibility hereunder.

         (b) This Agreement shall be modified or amended only by means of a written agreement executed by both parties. No waiver of any part of this
Agreement shall be effective unless made in writing and signed by the waiving party. No waiver of any breach of this Agreement shall constitute a waiver of any subsequent breach of the same or any other provision of this Agreement.

         (c) The parties recognize and acknowledge that they would not have any adequate remedy at law in the event of a breach of this Agreement, and a party may suffer irreparable damage and injury and/or damages which would be practically impossible to ascertain, and accordingly the parties hereby agrees that, in the event of a breach hereof, the other party, in addition to any other available rights and remedies, shall be entitled to equitable relief with respect thereto.

         (d) In the event any provision of this Agreement shall be held invalid or unenforceable, such provision shall be deemed modified in time, geography, scope or otherwise, but only to the extent necessary to make it enforceable. To effect such modification, the said provision shall be deemed supplemented and/or rewritten (or deleted if such provision is incapable of such addition and/or rewriting), whichever shall most fully preserve the intentions of the parties as originally expressed herein.

         (e) This agreement shall be governed by the law of the State of New
York but, in deference to the likely location of evidence and the convenience of witnesses, any disputes or claims hereunder shall be resolved exclusively by the courts of the State of Israel, and the parties hereby submit to the jurisdiction of said forum.

         (f) Notices and other communications hereunder shall be deemed given when received at the addresses set forth after the signatures of the parties below, or at such other address as a party may notify the other party hereto in accordance herewith. Electronic notification hereunder shall be valid only if receipt is acknowledged by the recipient.

         (g) Paragraph headings herein are for convenience only and shall not be considered in the interpretation of this Agreement.

         (h) This agreement was thoroughly negotiated by competent counsel for both parties to their respective satisfaction. Therefore, the parties agree that, in the interpretation hereof, no weight or consideration should be given with respect to which party's attorneys prepared the initial draft hereof.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

               VSUS TECHNOLOGIES, INC.

         By:     /s/ Eli Kissos
               --------------------------------------------
               Eli Kissos, President

Address: 444 Madison Avenue, 24th Floor, New York, NY 10022
         c/o Great Court Capital

                 /s/ Amiram Ofir
               --------------------------------------------
               Amiram Ofir

Address:  P.O. Box 39001, Givat-Ram, Jerusalem 91390, Israel

                                    EXHIBIT A

          LIST OF "AMIRAM EMPLOYEES" HAVING RETIREMENT ACCOUNT DEFICITS
          -------------------------------------------------------------

Name of Amiram Employee
-----------------------

Eyal Levy

Gad Ginsberg

Shlomo Joel

Eliyahu Machluf

Tzahi Yoel

Yosef Pam

Ofir Pele

Hannah Ofir

Asaf Helfer

                                    EXHIBIT B

                             PRIORITY VSUS PAYABLES
                             ----------------------

Petty Cash                                       4,158
Computers Maintenance                              700
Travel                                             723
Internet Hosting                                 2,700
Phones                                             349
Salaries 12/04                                  11,650
Other Employee Entitlements*                       504

TOTAL                                           20,784

* Through December 31, 2004.